Exhibit 10.4

NON-EXECUTIVE DIRECTOR SERVICE AGREEMENT

THIS AGREEMENT is made on the ___ day of ____________ 2011.

BETWEEN:

Greenwich Kahala Aviation Ltd., a company incorporated under the laws of Bermuda with its principal executive office located at Fitzwilliam Hall, Fitzwilliam Place, Dublin 2, Ireland (the “Company”); and

[Name] [Address] of (“Director”).

WHEREAS, Director is a director of the Company;

WHEREAS, highly skilled and competent persons are becoming more reluctant to serve public companies as directors or officers unless they are provided with adequate protection through insurance and indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of such companies;

WHEREAS, uncertainties relating to indemnification increase the difficulty of attracting and retaining such persons;

WHEREAS, the Board has determined that an inability to attract and retain such persons is detrimental to the best interests of the Company and that the Company should act to assure such persons that there will be increased certainty of such protection in the future;

WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify Director to the fullest extent permitted by Bermuda law so that Director will serve or continue to serve the Company free from undue concern that Director will not be so indemnified;

WHEREAS, Director is willing to serve, continue to serve and to take on additional service for or on behalf of the Company on the condition that Director be so indemnified;

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Director do hereby covenant and agree as follows:

1.	INTERPRETATION

1.1	In this Agreement unless the context otherwise requires, the following words and expressions shall have the following meanings:

“ADSs”	means American Depositary Shares of the Company, each ADS representing one common share of the Company, being sold in the Company’s initial public offering on or about the date hereof;

“Agreement”	means this Non-Executive Director Service Agreement;

“Board”	means the board of directors of the Company;

“Business Day”	means any day on which banks in Ireland are open for business;

“Bye-Laws”	means the Bye-Laws of the Company, as such may be amended from time to time;

“Corporate Status”	means the status of a person who is or was a director, officer, employee, agent, or fiduciary of the Company, or is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of any other company, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other entity or enterprise;

“Disinterested Director”	means a director of the Company who is not or was not a party to a Proceeding in respect of which indemnification is sought by Director;

“Independent Counsel”	means a law firm or a member of a law firm that neither is presently nor in the past five years has been retained to represent: (i) the Company or Director in any matter material to either such party, or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Director in an action to determine Director’s right to indemnification under this Agreement;

“Memorandum of Association”	means the Memorandum of Association of the Company, as such may be amended from time to time.

“Parties”	means the parties to this Agreement collectively, and “Party” means any one of them; and

“Proceeding”	means any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil,

criminal, administrative or investigative and whether formal or informal.

1.2	In this Agreement unless the context otherwise requires:

1.2.1	references to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and shall include references to any provisions of which they are re-enactments (whether with or without modification);

1.2.2	references to clauses and schedules are references to clauses hereof and schedules hereto; references to sub-clauses or paragraphs are, unless otherwise stated, references to sub-clauses of the clause or paragraphs of the schedule in which the reference appears;

1.2.3	references to the singular shall include the plural and vice versa and references to the masculine shall include the feminine and/or neuter and vice versa; and

1.2.4	references to persons shall include companies, partnerships, associations and bodies of persons, whether incorporated or unincorporated.

2.	AGREEMENT TO SERVE

2.1	The Director agrees to serve as a director of the Company from the date of his/her appointment, which is expected to take place on or about the date of the consummation of the Company’s initial public offering of its American Depositary Shares. This Agreement does not create or otherwise establish any right on the part of Director to be and continue to be elected or appointed a director of the Company and does not create an employment contract between the Company and Director.

2.2	The Director’s service will remain subject at all times to the Company’s Memorandum of Association and Bye-Laws and applicable laws.

2.3	The Director’s duties as a director of the Company include attending Board meetings, meetings of all Board committees on which the Director serves and using all reasonable efforts to attend the annual general meeting of the Company and any special general meeting of the Company. It is expected that there will be no fewer than four scheduled Board and Board committee meetings per year, and there could be additional Board and Board committee meetings as required or necessary. The Director confirms that he/she is able to allocate sufficient time to attend these meetings and to devote appropriate preparation time ahead of each meeting as necessary. It is expected that Board and Board committee meetings will take place in Ireland. The Director will receive details of all Board and Board committee meetings in advance of the meeting.

2.4	The Company shall pay to the Director for serving as a director of the Company hereunder a fee of US $50,000 per annum (or a pro rata portion thereof for such shorter period that the Director has been serving on the Board). Such fee shall be payable by equal quarterly installments in arrears from the date of appointment of the Director to the Board, commencing at the end of the first calendar quarter after the first full Board meeting. This provision shall not apply to any Director who is also an employee of the Company.

2.5	If the Director has been designated by the Board as the chairperson of the Board, then the Company shall pay to the Director an additional fee of US $25,000 per annum (or a pro rata portion thereof for such shorter period that the Director has been serving as a chairperson of the Board). Such additional fee shall be payable by equal quarterly installments in arrears from date of designation, commencing at the end of the first calendar quarter after the first full Board meeting.

2.6	If the Director is the chairperson of the Audit Committee, the Compensation Committee or the Nominating and Corporate Governance Committee of the Board, then the Company shall pay to the Director an additional fee of US $5,000 per annum (or a pro rata portion thereof for such shorter period that the Director has been serving as a chairperson of the Audit Committee, the Compensation Committee or the Nominating and Corporate Governance Committee of the Board). Such additional fee shall be payable by equal quarterly installments in arrears from date of designation, commencing at the end of the first calendar quarter after the first full Board meeting.

2.7	The Director shall have the option of receiving his/her fees (a) fully in cash or (b) 50% in cash and 50% in ADSs of the Company at an amount equal to market prices of the ADSs at close of business on the day of the meeting for which the fees were earned. The Director shall be required to select his/her form of compensation upon appointment to the Board and may at the beginning of every calendar year change his/her selection.

2.8	If the Director is requested to perform any special duties or undertake any responsibilities outside his/her ordinary responsibilities as a director and agrees to do so, the Board may agree to pay the Director additional remuneration. The Director shall not be permitted to appoint an alternate director.

2.9	The Compensation Committee of the Board may grant to the Director in the future restricted ADSs of the Company. It is understood that such grant(s), if any, shall be made under and in accordance with the Greenwich Kahala Aviation Ltd. 2011 Equity Incentive Plan, subject to the approval of the Compensation Committee of the Board, and will be confirmed in a separate grant agreement. The Director shall be liable for any tax obligations arising from such grant(s). These ADSs may not be sold by the Director while any restrictions on the ADSs are in place.

2.10	The Company shall also pay to the Director all reasonable air travel, hotel and other out-of-pocket expenses which are actually and reasonably incurred by him/her in or about the performance of his/her duties as a director of the Company and for which vouchers (if so required) are provided to the reasonable satisfaction of the Board. It is understood that business class air travel is reasonable for inter-continental and trans-oceanic travel.

2.11	The Company may reimburse the Director’s legal fees if circumstances should arise in which the Director believes it is necessary for him to seek independent legal advice about the performance of his duties and where the Board agrees in writing that such independent legal advice was appropriate and necessary. Prior to obtaining such advice, the Director shall consult with the Board.

2.12	The Director shall provide immediately to the Company details of any consultancy, employment, directorship or executive position in which he/she, directly or indirectly, is involved in or has with a company which competes with the Company or any of its subsidiaries, which details will be included in the minutes of the Board to comply with applicable law and regulations as they relate to the Company. If during the term of the Director’s appointment, the Director elects to or intends to engage in or be directly or indirectly employed by, be concerned or interested in, or have any office in any business or undertaking which competes in any way with the business of the Company or any of its subsidiaries, the Director shall immediately notify the Board or the Chairman of the Board in advance.

2.13	The Director may not at any time during the course of his/her appointment with the Company or at any time afterwards use, other than for the purposes of the Company, or disclose to any third party, confidential information acquired as a result of the Director’s position, including information relating to the business and finances of the Company and its subsidiaries, its or their commercial aircraft, and any other information deemed by the Company to be confidential information; provided, however, that this paragraph shall not apply (i) to any information which is or becomes public knowledge (otherwise than as a result of the Director’s conduct); (ii) to the extent that the Director is required to disclose the same pursuant to any law or order of any court or pursuant to any direction, request or requirement of any governmental or other authority or in the course of any legal proceedings; (iii) to the disclosure of any information to professional advisers who receive the same under a duty of confidentiality; or (iv) to the disclosure of any information with the consent of the Company.

2.14	The Director will comply with all applicable codes of practice issued from time to time by any relevant body or by the Company relating to securities transactions by the Company’s directors and specified employees.

2.15	During the term of his/her directorship on the Board, the Director will not make otherwise than for the benefit of the Company any notes or memoranda relating to any matter within the scope of the business of the Company, its subsidiaries or their existing or potential customers or concerning any of the dealings or affairs of any such company nor will he/she either during the term of his/her appointment with the Company or afterwards use or permit to be used any such notes or memoranda otherwise than for the benefit of the Company, it being the intention of the parties that all such notes or memoranda made by the Director will be the property of the Company and will be left at its offices upon the termination of his/her directorship on the Board.

3.	INDEMNITY OF DIRECTOR

3.1	Subject to clauses 5 and 10 and provided that Director acts in good faith, the Company shall indemnify the Director if the Director is a party or is threatened to be made a party to any threatened, pending or completed Proceeding, including a Proceeding brought by or in the name of the Company, by reason of the fact that Director is or was a director, officer, employee, agent, or fiduciary of the Company or is or was serving at the request of the Company as a director, officer, employee, agent, or fiduciary of any other company, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other entity or enterprise or by reason of anything done or not done by Director in any such capacity. Subject to clause 10, pursuant to this sub-clause 3.1 Director shall be indemnified against expenses (including attorneys’ fees and disbursements), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the Director in connection with such Proceeding (including, but not limited to, the investigation, defense, settlement or appeal thereof).

3.2	Notwithstanding any other provision of this Agreement other than clauses 5 and 10 and provided the Director acted in good faith, the Director shall be indemnified against all expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by Director or on Director’s behalf in defending any Proceedings referred to in clause 3.1 in which judgment is given in his/her favor or in which he/she is acquitted, or in respect of which relief is granted to the Director by a court under section 281 of the Bermuda Companies Act 1981.

3.3	Subject to clauses 5 and 10, the Company shall indemnify Director for such portion of the expenses (including reasonable attorneys’ fees), witness fees, damages, judgments, fines and amounts paid in settlement in connection with any Proceeding referred to in clause 3.1 in respect of which Director is entitled to indemnification hereunder.

4.	INDEMNIFICATION FOR EXPENSES OF A WITNESS

Subject to clause 10, to the extent that Director is, by reason of Director’s Corporate Status, a witness in any proceeding, Director shall be indemnified by the Company against all reasonable expenses actually and reasonably incurred by Director.

5.	DETERMINATION OF ENTITLEMENT TO INDEMNIFICATION

5.1	The Director shall request indemnification pursuant to this Agreement by notice in writing to the secretary of the Company. The secretary shall, promptly upon receipt of the Director’s request for indemnification, advise in writing the Board or such other person or persons empowered to make the determination as provided in sub-clause 5.2 that the Director has made such request for indemnification.

5.2	Upon written request by Director for indemnification pursuant to sub-clause 3.1, the entitlement of the Director to indemnification pursuant to the terms of this Agreement shall be determined by the following person or persons who shall be empowered to make such determination:

5.2.1	the Board, by a majority vote of the Disinterested Directors; or

5.2.2	if such vote is not obtainable or, even if obtainable, if such Disinterested Directors so direct by majority vote, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Director.

5.3	For purposes of sub-clause 5.2, Independent Counsel shall be selected by the Board and approved by Director. Upon failure of the Board to so select such Independent Counsel or upon failure of Director to so approve, such Independent Counsel shall be selected by the American Arbitration Association. Such determination of entitlement to indemnification shall be made not later than 60 days after receipt by the Company of a written request for indemnification. Such request shall include documentation or information which is necessary for such determination and which is reasonably available to the Director. If the person or persons making such determination shall determine that the Director is entitled to indemnification as to part (but not all) of the application for indemnification, such persons may reasonably prorate such partial indemnification among such claims, issues or matters in respect of which indemnification is requested.

6.	ADVANCEMENT OF EXPENSES

All reasonable expenses actually and reasonably incurred by Director (including reasonable attorneys’ fees, retainers and advances of disbursements required of the Director and agreed by the Company) will, to the fullest extent permitted by law, be paid by the Company in advance of the final disposition of any Proceeding at the request of Director as promptly as possible, after receipt by the Company of a statement or statements from Director requesting such advance or advances, but in any event within 30 calendar days of such request. Director’s entitlement to such expenses shall include those expenses incurred in connection with any Proceeding by Director seeking an adjudication or award in arbitration pursuant to this Agreement. Such statement or statements shall include specific details of all expenses and reasonably evidence the expenses actually and reasonably incurred by Director in connection therewith. Notwithstanding the foregoing, the payment of such expenses incurred by the Director in advance of the final disposition of any Proceeding shall be made only upon delivery to the Company of an undertaking, by or on behalf of the Director, to repay all amounts so advanced if it shall ultimately be determined by a final disposition that the Director is not entitled to be indemnified for such expenses under this Agreement or otherwise, or to repay any amount advanced in excess of the amount of indemnity to which the Director is entitled under this Agreement or otherwise. No amounts advanced hereunder shall be deemed an extension of credit by the Company to Director.

7.	REMEDIES OF DIRECTOR IN CASES OF DETERMINATION NOT TO INDEMNIFY OR TO ADVANCE EXPENSES

7.1	In the event that: (a) a determination is made that Director is not entitled to indemnification hereunder; (b) payment has not been timely made following a determination of entitlement to indemnification pursuant to clause 5; or (c) expenses are not advanced pursuant to clause 6, Director shall be entitled to apply to any court of competent jurisdiction located in Ireland for a determination of Director’s entitlement to such indemnification or advance.

7.2	Alternatively to sub-clause 7.1, the Parties, at their mutual option, shall submit any controversy or claim arising out of or in connection with (a), (b) or (c) as referred to in clause 7.1 above to arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award tendered by the Arbitrator may be entered in any court having jurisdiction hereof. The number of arbitrators shall be one. The place of arbitration shall be Dublin, Ireland. Such award shall be made within sixty days following the filing of the demand for arbitration.

7.3	A judicial proceeding or arbitration pursuant to this clause 7 shall be made anew and Director shall not be prejudiced by reason of a determination otherwise made hereunder (if so made) that Director is not entitled to indemnification. Subject to clause 10, if a determination is made pursuant to the terms of clause 5 that Director is entitled to indemnification, the Company shall be bound by such determination and is precluded from asserting that such determination has not been made or that the procedure by which such determination was made is not valid, binding and enforceable. If the court or arbitrator shall determine that Director is entitled to any indemnification hereunder, the Company shall pay all reasonable expenses (including reasonable attorneys’ fees and disbursements) actually and reasonably incurred by the Director in connection with such adjudication or award in arbitration (including, but not limited to, any appellate proceedings).

8.	OTHER RIGHTS TO INDEMNIFICATION

The indemnification and advancement of expenses (including reasonable attorneys’ fees) provided by this Agreement shall not be deemed exclusive of any other right to which Director may now or in the future be entitled under any provision of the Bye-Laws, any agreement, vote of shareholders, the Board or Disinterested Directors, provision of law, or otherwise; provided, however, that: (a) this Agreement supersedes any other agreement that has been entered into by the Company with the Director which has as its principal purpose the retention as a director and indemnification of Director; and (b) where the Company may indemnify the Director pursuant to either this Agreement or the Bye-Laws, the Company may indemnify the Director under either this Agreement or the Bye-Laws but the Director shall, in no case, be indemnified by the Company in respect of any expense, liability or cost of any type for which payment is or has been actually made to Director under any insurance policy, indemnity clause, bye-law or agreement, except in respect of any excess beyond such payment.

9.	ATTORNEYS’ FEES AND OTHER EXPENSES TO ENFORCE AGREEMENT

In the event that Director is subject to or intervenes in any Proceeding in which the validity or enforceability of this Agreement is at issue or seeks an adjudication or award in arbitration to enforce Director’s rights under, or to recover damages for breach of, this Agreement, the Director shall be entitled to recover from the Company and shall be indemnified by the Company against any reasonable expenses for attorney’s fees and disbursements actually and reasonably incurred by Director, provided that the Director prevails in whole or in part in such action and in bringing such action, the Director acted in good faith.

10.	LIMITATION OF INDEMNIFICATION

Notwithstanding any other terms of this Agreement, nothing herein shall indemnify the Director against, or exempt the Director from, any liability in respect of the Director’s fraud or dishonesty by the Director.

11.	LIABILITY INSURANCE

The Company undertakes (i) to obtain and maintain, either directly or through a group policy covering the Company and its affiliates, adequate Director’s and Officers’ Liability Insurance on terms that are reasonably acceptable to the Board that shall cover the Director and the other directors of the Company, and (ii) that in the event it is reasonably foreseeable that the Company will cease to exist whether by reason of insolvency, bankruptcy or other similar events, the Company will purchase adequate Directors’ and Officers’ Liability and Company Reimbursement Insurance on terms reasonably acceptable to the Board that shall cover the Director and the other directors of the Company for a period of not less than three years from the date the Company ceases to exist or such lesser period as is practicable given the availability of such coverage in the insurance market at that time, or as otherwise determined by the Board. Subject to the terms and conditions applied by the insurer, the Director will be eligible to be covered by and required to participate in such insurance. Evidence of such current insurance and of each renewal will be sent to the Director (in the case of current insurance, in advance of the Director’s appointment being confirmed).

12.	DURATION OF AGREEMENT

This Agreement shall apply with respect to Director’s occupation of any of the position(s) described in sub-clause 3.1 of this Agreement prior to the date of this Agreement and with respect to all periods of such service after the date of this Agreement, even though the Director may have ceased to occupy such positions(s).

13.	TERMINATION

13.1	Subject to the Bye-laws, the Director’s appointment to the Board may be terminated by the Company at any time and without notice if, in the opinion of the Board, the Director:

13.2.1	is guilty of any fraud, material dishonesty, bad faith, misconduct, wilful neglect, wilful default or wilful misfeasance;

13.2.2	commits any act which is in any way prejudicial to the best interests of the Company and/or its subsidiaries;

13.2.3	becomes of unsound mind; or

13.2.4	is convicted of any offence other than minor traffic offences or any other offence which in the opinion of the Board does not affect his/her position as a Director with the Company.

13.2	Subject to the Bye-laws, the Director’s appointment to the Board will be terminated automatically if he ceases to be or becomes prohibited from serving as a director of the Company under laws applicable to the Company.

13.3	Subject to the Bye-laws, in the event of the Director’s appointment being terminated for any reason other than him ceasing to be a director of the Company, the Director shall forthwith tender his written resignation as a director of the Company and from all other offices that he may hold with the Company or in any subsidiary of the Company without any claim for compensation for loss of office or otherwise, other than in relation to remuneration due to the date of termination. Subject to the Bye-laws, in the even the Director fails to do so, the Company is hereby irrevocably authorized to appoint any other director in Director’s name and on his/her behalf to give effect thereto.

13.	NOTICE OF PROCEEDINGS BY DIRECTOR

13.1	Director agrees promptly to notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding which may be subject to indemnification hereunder, provided, however, that the failure to so notify the Company will not relieve the Company from any liability it may have to Director except to the extent that such failure materially prejudices the Company’s ability to defend such claim. With respect to any such Proceeding as to which Director notifies the Company of the commencement thereof:

13.1.1	the Company will be entitled to participate therein at its own expense; and

13.1.2	except as otherwise provided below, to the extent that it may wish, the Company jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel reasonably satisfactory to the Director. After notice from the Company to the Director of its election so to assume the defense thereof, the Company will not be liable to the Director under this Agreement for any legal or other expenses subsequently incurred by Director in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. The Director shall have the right to engage the Director’s own counsel in such Proceeding, but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the expense of the Director and not subject to indemnification hereunder unless (a) the engagement of counsel by the Director has been authorized by the Company in writing; (b) in the reasonable opinion of counsel to the Director there is or may be a conflict of interest between the Company and Director in the conduct of the defense of such Proceeding; or (c) the Company shall not in fact have employed counsel to assume the defense of such action, in each of which cases, subject to clause 10, the reasonable fees and expenses of counsel shall be at the expense of the Company.

13.2	Neither the Company nor the Director shall settle any claim without the prior written consent of the other (which shall not be unreasonably withheld).

14.	NOTICES

Any notice required to be given hereunder shall be in writing in the English language and shall be served by sending the same by prepaid recorded post, facsimile or by delivering the same by hand to the address of the Party or Parties in question as set out below (or such other address as such Party or Parties shall notify the other Parties of in accordance with this clause). Any notice sent by post as provided in this clause shall be deemed to have been served five Business Days after dispatch and any notice sent by facsimile as provided in this clause shall be deemed to have been served at the time of dispatch and in proving the service of the same it will be sufficient to prove in the case of a letter that such letter was properly stamped, addressed and placed in the post; and in the case of a facsimile that such facsimile was duly dispatched to a current facsimile number of the addressee.

Company:	Greenwich Kahala Aviation Ltd.

Fitzwilliam Hall Fitzwilliam Place Dublin 2, Ireland Attn: Chief Executive Officer Fax: +353 1 6694749

With Copies to:	Katherine Mulhern, Esq. Kaye Scholer LLP 425 Park Avenue New York, New York 10022, USA Fax: +44 (0)20 7105 0505

Director:	Name:___________________

Address: _________________

Address: _________________

Address: _________________

Fax:

15.	MISCELLANEOUS

15.1	The Company shall not be liable under this Agreement to make any payment in connection with any claim made against the Director to the extent the Director has otherwise actually received payment (under any insurance policy, the Company’s organizational documents or otherwise) of the amounts otherwise indemnifiable hereunder.

15.2	Notwithstanding the expiration or termination of this Agreement however arising, such expiration or termination shall not operate to affect such of the provisions hereof as are expressed or intended to remain in full force and effect.

15.3	Any paragraph of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining paragraph hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such paragraph in any other jurisdiction.

15.4	This Agreement shall be binding upon the Company and its successors and assigns (including any transferee of all or substantially all of its assets and any successor or resulting company by merger, amalgamation or operation of law) and shall inure to the benefit of Director and Director’s spouse, assigns, heirs, estate, devises, executors, administrators or other legal representatives.

15.5	This Agreement (together with any documents referred to herein) constitutes the whole agreement between the Parties relating to its subject matter and supersedes any prior indemnification arrangement between the Company (or its predecessor) and Director (except as specifically set forth in clause 8).

15.6	No provision in this Agreement may be amended unless such amendment is agreed to in writing, signed by the Director and by a duly authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Director or a duly authorized officer of the Company, as the case may be.

15.7	The headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

15.8	This Agreement may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.

15.9	Subject to the application of any rules of the laws of Bermuda arising out of the fact that the Company is incorporated in Bermuda, the terms and conditions of this Agreement and the rights of the parties hereunder shall be governed by and construed in all respects in accordance with the laws of Ireland. The parties to this Agreement hereby irrevocably agree that the courts of Ireland shall have non-exclusive jurisdiction in respect of any dispute, suit, action, arbitration (save for any matter referred to arbitration under clause 7.2 hereof) or proceedings (“Agreement Proceedings”) which may arise out of or in connection with this Agreement and waive any objection to Agreement Proceedings in the courts of Ireland on the grounds of venue or on the basis that the Agreement Proceedings have been brought in an inconvenient forum.

15.10	All payments made by the Company to Director hereunder shall be deemed to have been made in the ordinary course of business of the Company, and shall not be deemed to be extraordinary payments.

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Exhibit 10.4

IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, have duly executed this Agreement as of the date first written above.

SIGNED by and on behalf of	)	_________________________________
GREENWICH KAHALA		Name:
AVIATION LTD.	)	Title:

SIGNED by	)	_________________________________
[NAME OF DIRECTOR]	)	Name: